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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITOR'S CONSENT

We consent to the use in this Prospectus of Gray Television, Inc. related to the offering of up to a total amount of $600,000,000 in securities, of our report on the consolidated financial statements of Stations Holding Company, Inc. and Subsidiaries dated March 15, 2002 except for the subsequent events described in Note Q as to which the date is June 4, 2002, appearing in this Prospectus.

We also consent to the reference to our Firm under the caption "Experts" in such Prospectus.


/s/ McGladrey & Pullen, LLP

Rockford, Illinois
September 5, 2002